UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2022

Home Point Capital Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39964	90-1116426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (888) 616-6866

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0000000072 per share	HMPT	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events

Sale of Equity Interests

On December 2, 2022, Home Point Capital Inc. (the “Company”) completed the previously announced sale of its equity interests in Home Point Asset Management LLC and its wholly owned subsidiary Home Point Mortgage Acceptance Corporation (the “Acquired Companies”) to MS Investorco, LLC (the “Purchaser”) for the estimated tangible book value of the Acquired Companies plus an immaterial cash amount. The Acquired Companies had an immaterial amount of net equity at the time of closing, since their mortgage servicing rights were transferred to Home Point Financial Corporation (“HPF”), a wholly owned subsidiary of the Company, in early November. There are no material relationships between the Company (or its subsidiaries or affiliates) and the Purchaser (or its subsidiaries or affiliates) other than with respect to the sale of the Acquired Companies.

Sale of Mortgage Servicing Rights

On December 2, 2022, HPF completed the sale of servicing rights relating to certain single family mortgage loans serviced for the Government National Mortgage Association (“Ginnie Mae”) with an aggregate unpaid principal balance of approximately $6.08 billion (the “Servicing Rights”) to an approved Ginnie Mae issuer. The total purchase price for the Servicing Rights was approximately $87.5 million, which is subject to certain customary holdbacks and adjustments. The sales represent approximately 6.92% of HPF’s total mortgage servicing portfolio as of September 30, 2022, and approximately 62.4% percent of HPF’s total Ginnie Mae mortgage servicing portfolio as of September 30, 2022. Ginnie Mae consented to the transfer of the Servicing Rights.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME POINT CAPITAL INC.

Date: December 2, 2022

	By:	/s/ Mark S. Elbaum

	Name:	Mark S. Elbaum
	Title:	Chief Financial Officer